Exhibit 99.2
Company Contacts:
Randy C. Martin
Chief Financial Officer,
President and Chief Executive Officer
(314) 721-4242
For Immediate Release
Monday, July 16, 2007
SPARTECH CORPORATION UPDATES EARNINGS
GUIDANCE FOR FISCAL 2007
     ST. LOUIS, July 16, 2007 — Spartech Corporation (NYSE:SEH) updated its earnings guidance for fiscal 2007 today to consider its performance through the third quarter to date and the impact of the separation agreement with its former Chief Executive Officer announced earlier today.
     Spartech Chief Financial Officer and Interim President and Chief Executive Officer, Randy C. Martin, stated, “We indicated in our second quarter earnings release that our outlook for the rest of 2007 included an anticipation for a weaker overall demand environment, substantial weakness in the transportation and residential construction markets, and challenging comparisons to the prior year third quarter. We believe that in light of the other communication occurring today, it is appropriate to update our outlook and related guidance for the year.”
     Mr. Martin added, “Our fiscal 2007 volumes sold through the month of June continued to be negatively impacted by a challenging demand environment particularly from weakness in the transportation and residential construction markets, which combined with strong volumes in the first portion of our prior year third quarter, has resulted in a difficult comparison for sales volume in our third quarter to date of this year. Our sales volume for the first two months of our fiscal third quarter is down 7% from the prior year comparative period. In addition, our third quarter earnings to date have been adversely impacted from foreign currency losses due to the continued weakening of the U.S. dollar against the Canadian dollar. Based upon this start to our third quarter, we are refining our estimated range for fiscal 2007 diluted earnings per share to $1.45 to $1.50, from our previous guidance of $1.55 to $1.62 per share. This revision considers our change in estimate for our third quarter performance. This guidance does not include the impact of entering into a separation agreement with our former Chief Executive Officer announced earlier today. The impact of the terms of the severance agreement on fiscal 2007 diluted earnings per share will be approximately four cents and will be included in special items.”
     Spartech Corporation is a leading producer of engineered thermoplastic sheet materials, polymeric compounds and concentrates, and engineered product solutions. The Company has facilities located throughout the United States, Canada, Mexico, and Europe with sales of approximately $1.5 billion, annually.

SPARTECH CORPORATION
UPDATES EARNINGS GUIDANCE FOR FISCAL 2007
Safe Harbor For Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 relate to future events and expectations, include statements containing such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which management is unable to predict or control, that may cause actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements. Important factors which have impacted and could impact our operations and results include: (a) adverse changes in economic or industry conditions generally, including global supply and demand conditions and prices for products of the types we produce; (b) our ability to compete effectively on product performance, quality, price, availability, product development, and customer service, (c) material adverse changes in the markets we serve, including the transportation, packaging, building and construction, recreation and leisure, and other markets, some of which tend to be cyclical; (d) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated from acquired businesses and their integration; (e) volatility of prices and availability of supply of energy and of the raw materials that are critical to the manufacture of our products, particularly plastic resins derived from oil and natural gas, including future effects of natural disasters; (f) our inability to manage or pass through an adequate level of increases to customers in the costs of materials, freight, utilities, or other conversion costs; (g) our inability to predict accurately the costs to be incurred, time taken to complete, or savings to be achieved in connection with announced production plant restructurings; (h) adverse findings in significant legal or environmental proceedings or our inability to comply with applicable environmental laws and regulations; (i) adverse developments with work stoppages or labor disruptions, particularly in the automotive industry; (j) our inability to achieve operational efficiency goals or cost reduction initiatives; (k) our inability to develop and launch new products successfully; (l) restrictions imposed on us by instruments governing our indebtedness, and the possible inability to comply with requirements of those instruments; (m) possible weaknesses in internal controls; and (n) our ability to successfully complete the implementation of a new enterprise resource planning computer system. We assume no duty to update our forward-looking statements, except as required by law.